Exhibit 4.1
April 20, 2014

Marathon Patent Group, Inc. (the “Company”)

Dear Investor,

Reference is made to certain warrants that were issued to you by Marathon Patent Group, Inc. (the “Company”) on May 31, 2013 (the “Warrants”). The Warrants currently have an exercise price of $6.50 per share. Pursuant to a registration rights agreement dated May 31, 2013 (the “RRA”), the Warrant Shares (as defined in the RRA) were registered pursuant to a registration statement on Form S-1 (Registration No, 333-191154) that was initially filed by the Company with the Securities and Exchange Commission (the “SEC”) on September 13, 2013 and was declared effective by the SEC on September 24, 2013 (as amended, the “Registration Statement”).

The Company is extending you a one-time offer to reduce the exercise price of the Warrants held by you from $6.50 per share to $5.75 per share (the “Amended Exercise Price”), subject to your acceptance of, and compliance with,  all of the following terms and conditions:

•
You must execute and return to the Company a copy of this letter and exercise the Warrant in full and for cash only and wire the aggregate Amended Exercise Price to the Company by 5:00 p.m. EDT on Tuesday April 22, 2014 (the “Offer Expiration Deadline”). The Company may extend the Offer Expiration Deadline in its sole discretion. The Company’s wire instructions are attached hereto as Annex A.

•	You understand that the Company intends to use the proceeds from the exercise of the Warrants for general working capital and other purposes.

Because this is a material change to the Warrants, the Warrant Shares that you will receive will  not be registered on a registration statement (including, the Registration Statement previously filed by the Company) and, therefore, unless registered on a further registration statement you may only rely on Rule 144 promulgated pursuant to the Securities Act of 1933, as amended (the “Securities Act”) or other applicable exemption from registration to sell or dispose of the Warrant Shares received upon exercise of the Warrants as contemplated in this letter (i.e. 6-month holding period). You hereby agree to waive any and all registration rights with respect to the Warrant Shares pursuant to the RRA and the Securities Purchase Agreement dated as of May 31, 2013 (the “SPA”) pursuant to which the Warrants Share were registered and included in the Registration Statement.  The Company agrees that if at any time the Company shall determine to file with the Securities and Exchange Commission a registration statement relating to an offering for the account of others under the Securities Act, of any of its equity securities (other than any amendment to a registration statement previously filed with the SEC or the re-filing of a registration statement that was previously filed and withdrawn; or (ii) on Form S-4, Form S-8 or their then equivalents relating to equity securities to be issued solely in connection with any acquisition of any entity or business or equity securities issuable in connection with stock option or other bona fide, employee benefit plans), the Company shall use its best efforts to include in such Registration Statement all of the Warrant Shares received upon exercise of the Warrants pursuant to the opportunity to exercise provided herein (the “piggyback registration rights”). Notwithstanding the foregoing, the Company shall not be obligated to register the Warrant Shares as contemplated herein if all of the Warrant Shares may be sold without restriction pursuant to Rule 144. You hereby agree that your piggyback registration rights hereunder will constitute your sole and exclusive rights with respect to the registration of the Warrant Shares and this right supersedes in its entirety any and all rights pursuant to the RRA and the SPA pursuant to which the Warrants were issued. Furthermore, you hereby agree and consent to a filing by the Company with the SEC an amendment in order to remove from registration all Warrant Shares held by the undersigned.

Marathon Patent Group, Inc.
2331 Mill Road | Suite 100 | Alexandria, VA | 22314
Tele 703-232-1701 | Fax 703-997-7320

The undersigned certifies he/she is an “accredited investor” as defined under Ruler 405 of the Securities Act and the undersigned has not received any consideration in connection with the foregoing amendment.  The undersigned has not relied upon any form of general solicitation or advertising in connection with the agreement hereunder. Please indicate your acceptance of this offer letter by executing a copy of this letter where indicated below and returning a copy to Edward Schauder, the Company’s legal counsel,   at eschauder@srff.com or fax a copy to Mr. Schauder at (212) 930-9725.

Sincerely,

Marathon Patent Group, Inc.

By:____________________

     Name: Doug Croxall
     Title:   Chief Executive Officer

Agreed to an Accepted:

Investor

____________________

By:____________________
     Name:
     Title: